EXHIBIT 99.2

HURON CONSULTING GROUP INC.
UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information reflects the estimated effect of the acquisition of MSGalt & Company, LLC (“Galt”) by Huron Consulting Group Inc. (the “Company”).

The pro forma consolidated statement of income for the year ended December 31, 2005 combine the respective statements of the Company and Galt as if the acquisition was consummated at the beginning of the periods presented. The pro forma consolidated balance sheet as of December 31, 2005 combines the respective balance sheets of the Company and Galt as if the acquisition was consummated as of the balance sheet date.

These unaudited pro forma consolidated statement of income and balance sheet are based on the assumptions and adjustments as described in the accompanying notes and are based upon the purchase method of accounting. These pro forma statements do no reflect the potential impact of contingent payments that could be made to the members of Galt. The Company is in the process of obtaining a third-party valuation of certain intangible assets; thus, the allocation of the purchase price is subject to refinement. The unaudited pro forma financial information should be read in conjunction with Galt’s audited financial statements and notes thereto for the years ended December 31, 2004 and 2005, which are filed as Exhibit 99.1 to this current report on Form 8-K, as well as the Company’s consolidated financial statements and notes thereto for the years ended December 31, 2004 and 2005 included in the Company’s annual report on Form 10-K.

The unaudited pro forma consolidated financial information is not necessarily indicative of what actually would have occurred if the acquisition had been effective for the periods presented and should not be taken as representative of our future consolidated results of operations or financial position.

Huron Consulting Group Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2005
(In thousands, except per share amounts)

	Company	Galt	Pro Forma Adjustments	Note	Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents	$31,820	$4,768	$(13,887)	1	$17,933
			(4,768)	3
Receivables from clients, net	29,164	2,798	(2,798)	3	29,164
Unbilled services, net	18,187	2,180	(2,180)	3	18,187
Income tax receivable	232	—	—		232
Deferred income taxes	12,553	—	—		12,553
Other current assets	5,799	36	(36)	3	5,799
Total current assets	97,755	9,782	(23,669)		83,868
Property and equipment, net	13,162	12	—		13,174
Deferred income taxes	2,154	—	—		2,154
Deposits	1,147	—	—		1,147
Intangible assets, net	844	—	4,600	2	5,444
Goodwill	14,637	—	15,775	2	30,412
Total assets	$129,699	$9,794	$(3,294)		$139,199

Liabilities and stockholders’/ members’ equity
Current liabilities:
Accounts payable	$2,671	$153	$(153)	3	$2,671
Accrued expenses	4,357	—	—		4,357
Accrued payroll and related benefits	32,073	—	—		32,073
Income tax payable	491	—	—		491
Deferred revenues	4,609	—	—		4,609
Current portion of borrowings and capital lease obligations	1,282	—	6,500	1	7,782
Total current liabilities	45,483	153	6,347		51,983
Non-current liabilities:
Accrued expenses	274	—	—		274
Borrowings and capital lease obligations, net of current portion	2,127	—	—		2,127
Deferred lease incentives	6,283	—	—		6,283
Total non-current liabilities	8,684	—	—		8,684
Stockholders’ / members’ equity	75,532	9,641	(9,641)	3	75,532
Total liabilities and stockholders’ equity	$129,699	$9,794	$(3,294)		$136,199

See accompanying notes.

Huron Consulting Group Inc.
Unaudited Pro Forma Consolidated Statement of Income
For The Year Ended December 31, 2005
(In thousands, except per share amounts)

	Company	Galt	Pro Forma Adjustments	Note	Pro Forma Consolidated
Revenues and reimbursable expenses:
Revenues	$207,213	$16,779	$(657)	4	$223,335
Reimbursable expenses	18,749	2,426	(178)	4	20,997
Total revenues and reimbursable expenses	225,962	19,205	(835)		244,332
Direct costs and reimbursable expenses (exclusive of depreciation and amortization shown in operating expenses):
Direct costs	117,768	7,812	(657)	4	125,669
			746	5
Intangible assets amortization	1,314	—	1,800	6	3,114
Reimbursable expenses	18,982	2,425	(178)	4	21,229
Total direct costs and reimbursable expenses	138,064	10,237	1,711		150,012
Operating expenses:
Selling, general and administrative	51,035	283	—		51,318
Depreciation and amortization	5,282	2	1,760	6	7,044
Total operating expenses	56,317	285	1,760		58,362
Operating income	31,581	8,683	(4,306)		35,958
Other income (expense)	435	30	(884)	7	(419)
Income before provision for income taxes	32,016	8,713	(5,190)		35,539
Provision (benefit) for income taxes	14,247	—	(2,087)	8	15,663
			3,503	9
Net income	$17,769	$8,713	$(6,606)		$19,876

Earnings per share:
Basic	$1.13				$1.26
Diluted	$1.05				$1.18

Weighted average shares used in calculating earnings per share:
Basic	15,741				15,741
Diluted	16,858				16,858

See accompanying notes.

Huron Consulting Group Inc.
Notes to Unaudited Pro Forma Financial Information

(1)    This adjustment is to record the funding of the acquisition, which consisted of the following (in thousands):

Cash paid at closing	$13,887
Borrowings	6,500
Total purchase price	$20,387

The Company borrowed $6.5 million under its bank credit agreement, which expires on July 10, 2006. Borrowings under the agreement bear interest at LIBOR plus 1.25%.

(2)    The purchase price was allocated, based on a preliminary valuation, as follows (in thousands):

Net assets purchased	$12
Customer contracts	1,800
Customer relationships	1,500
Non-competition agreements	1,300
Goodwill	15,775
Total purchase price	$20,387

(3)    This adjustment is to eliminate the assets and liabilities that the Company did not purchase or assume.

(4)    This adjustment is to eliminate intercompany revenues and expenses.

(5)    This adjustment is to record contractual obligations pursuant to employment agreements entered into between the Company and certain Galt employees in connection with the acquisition.

(6)    This adjustment is to record estimated amortization expense for identifiable intangible assets, which includes customer contracts, customer relationships and non-competition  agreements as presented above.

(7)    This adjustment is to record interest expense relating to borrowings of $6.5 million on the acquisition date and the interest income foregone relating to the cash outlay. The $6.5 million of borrowings bear interest at LIBOR plus 1.25%, which was 6.08% as of the acquisition date. A variance of 0.125% in the interest rate would have a $4,000 effect on pro forma net income.

(8)    This adjustment is to record the tax benefit relating to contractual obligations under the employment agreements, intangible assets amortization, and interest expense.

(9)    This adjustment is to record an income tax provision as if Galt had filed its income tax returns on a consolidated basis with the Company.